U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Auerbach                          Paul                 S.
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   (Last)                           (First)             (Middle)

    150 Motor Parkway
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                                    (Street)

    Hauppauge,                         NY                 11788
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Curative Health Services, Inc.  (Cure)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)

      January 2002
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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 Common Stock                          1/7/02         M               7,000       A      5.406    9,500          D
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 Common Stock                          1/7/02         S               7,000       D      15.80    2,500          D
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 Common Stock                          1/9/02         M               3,000       A      5.406    5,500          D
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 Common Stock                          1/9/02         S               3,000       D      16.90    2,500          D
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 Common Stock                          1/11/02        M               2,000       A      5.406    4,500          D
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 Common Stock                          1/11/02        S               2,000       D      18.55    2,500          D
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 Common Stock                          1/25/02        M               5,833       A      6.125    8,333          D
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 Common Stock                          1/25/02        M               1,000       A      5.50     9,333          D
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 Common Stock                          1/25/02        M               10,002      A      5.563    19,335         D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                              7.                          ative     Deriv-  11.
                    sion                       Number of                       Title and Amount            Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying      8.       ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities         Price    Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)   of       ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------   Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount   ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or       Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number   ity      Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of       (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares   5)       4)        4)      4)
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 Non-Qualified                                                                  Common
 Stock Options       5.406   1/7/02   M               7,000  1/7/02    5/31/10  Stock     24,000   5.406    17,000    D
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 Non-Qualified                                                                  Common
 Stock Options       5.406   1/9/02   M               3,000  1/9/02    5/31/10  Stock     17,000   5.406    14,000    D
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 Non-Qualified                                                                  Common
 Stock Options       5.406   1/11/02  M               2,000  1/11/02   5/31/10  Stock     14,000   5.406    12,000    D
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 Non-Qualified                                                                  Common
 Stock Options       6.125   1/25/02  M               5,833  1/25/02   2/22/10  Stock     10,000   6.125    4,167     D
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 Non-Qualified                                                                  Common
 Stock Options       5.50    1/25/02  M               1,000  1/25/02   11/1/10  Stock     3,000    5.50     2,000     D
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 Non-Qualified                                                                  Common
 Stock Options       5.563   1/25/02  M               10,002 1/25/02  12/22/10  Stock     30,000   5.563    19,998    D
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Explanation of Responses:


        /s/ John C. Prior                                   March 13, 2002
---------------------------------------------            -----------------------
            John C. Prior                                         Date
         (Attorney in Fact)
      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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